August 2, 2024

John T. Young, Jr.

[Address redacted]

Dear Mr. Young:

This Director Services Agreement (the “Agreement”) sets out the terms upon which you, John T. Young, Jr. (“Director” or “you”), have agreed to act as an independent director on the board of directors (the “Board”) of Talis Biomedical Corporation, a Delaware corporation (the “Company”), with effect from the date that the Company’s Board of Directors appoints you to the Board (the “Effective Date”).

In consideration of the mutual agreements and promises contained herein, and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Company and Director hereby agree as follows:

1.
Duties. Director agrees to: (i) serve as an independent director on the Company’s Board and to be available to perform the duties consistent with such position pursuant to the Company’s By-laws (as may be amended from time to time, the “By-laws”) and the Company’s Certificate of Incorporation (as may be amended from time to time, the “Certificate of Incorporation”) (each as may be amended and, together, the “Organizational Documents”) and the laws of the state of Delaware, as well as the Company’s Related Person Transactions Policy, Insider Trading Policy, and Code of Business Conduct and Ethics (the foregoing being the “Governance Documents,” each as may be amended from time to time); (ii) serve as a member of the Board’s Special Restructuring Committee; and(iii) serve as a member of one or more other committees of the Board as may be requested from time to time by the Company’s Board. The Director agrees to devote as much time as is reasonably necessary to perform completely the foregoing duties. By execution of this Agreement, subject to formal resolution by the Board, the Director accepts their appointment or election as a director of the Company and as a member of the Board’s Special Restructuring Committee and agrees to serve as set forth herein. The parties hereto acknowledge and agree that Director is being engaged to serve as an independent director of the Company only and is not being engaged to serve, and shall not serve, the Company in any other capacity.

2.
Term. Director’s appointment will immediately cease if Director resigns in writing (by written notice to the Chairman of the Board and its the Company’s Chief Executive Officer) or is removed by the action of the Board or by the Company’s stockholders, in accordance with the Organizational Documents and applicable law, in which event this Agreement shall terminate as of the date of such resignation or removal, except as specifically provided herein.

3.
Compensation. For all services to be rendered by Director hereunder, and so long as Director has not been removed as a director of the Company or this Agreement has not expired or been terminated pursuant to the terms hereof, the Company agrees to pay Director a monthly fee of $35,000 for each month of service, with the first monthly fee due promptly upon the Effective Date and each subsequent monthly fee due by the monthly anniversary of the Effective Date. Notwithstanding the foregoing, Director is guaranteed to receive the monthly fee through the earlier to occur of (a) six months from the effective date of this Agreement, (b) the end of the month in which a plan of liquidation for the Company is confirmed by the U.S. Bankruptcy Court, or (c) the end of the month of the Director’s earlier death or resignation from the Board. In addition, following the Term, the Director will receive a payment of $7,500 for each day that the Director is required to spend more than 4 hours addressing any legal or dispute matters that arise following their service as a Director (the “Per Diem Payment”), including but not limited to, participation in depositions, preparation for hearings and participation in mediation or settlement meetings. The Per Diem Payment shall be due and payable 30 days after the invoice date.

4.
Expenses. In addition to the compensation provided in paragraph 3 hereof, the Company will reimburse Director for reasonable business related expenses incurred in good faith in the performance of Director’s duties for the Company. Such payments shall be made by the Company upon submission by Director of a signed statement itemizing the expenses incurred and is due and payable within 30 days of such submission. Such statement shall be accompanied by sufficient documentary matter to support the expenditures. Without limiting the indemnification provisions applicable to the Director, any individual expense reimbursable by the Company under this Section 4 may not exceed $2,000 without the Company’s written consent, by e-mail or otherwise (not to be unreasonably withheld), with the exception of reasonable airfare expenses.

5.
[Intentionally Omitted].

6.
INDEMNIFICATION. In your capacity as Director, you shall receive the full benefits, protection, and rights of indemnification from the Company in connection with your position with the Company as a member of the Board, to the fullest extent permitted by law as provided in the Organizational Documents and the Indemnification Agreement in the form attached as Exhibit A, entered into by you and the Company, on the date of this Agreement. The Company also will continue to provide and maintain directors’ and officers’ liability insurance for the benefit of the Board.

7.
INFORMATION. The Company shall provide Director with financial information, as reasonably requested, and shall make its management available to discuss the business and operations of the Company and its subsidiaries upon Director’s reasonable request.

8.
EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.
9.
GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the state of Delaware without reference to its conflicts of laws principles that would require the application of the laws of another jurisdiction. The Company and Director hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court of Chancery (the "Delaware Court"), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) consent to service of process at the address for notices set forth herein with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.
10.
WAIVER OF JURY TRIAL. THE DIRECTOR AND COMPANY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT .
11.
ASSIGNMENT. The rights and benefits of the Company under this Agreement shall not be transferable except by operation of law without Director’s consent, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of Director under this Agreement are personal and therefore Director may not assign any right or duty under this Agreement without the Company’s prior written consent. Any assignment in violation of this Section 11 shall be void ab initio and of no force and effect.

12.
BINDING EFFECT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), heirs and personal legal representatives. .
13.
SEVERABILITY; HEADINGS. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid as applied to any fact or circumstance, it shall be modified by the minimum amount necessary to render it valid, and any such invalidity shall not affect any other provision, or the same provision as applied to any other fact or circumstance. The headings used in this Agreement are for convenience only and shall not be construed to limit or define the scope of any paragraph or provision.
14.
COUNTERPARTS; AMENDMENT. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement. No amendment to this Agreement shall be effective unless in writing signed by each of the parties hereto.
15.
PRIOR AGREEMENTS. This Agreement represents the full and complete agreement between the parties with respect to the transactions contemplated hereunder, and supercedes and replaces any prior written or oral understanding or agreement with respect thereto.
16.
SECTION 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary: (a) each amount to be paid or benefit to be provided to the Director pursuant to this Agreement that constitutes deferred compensation subject to Section 409A shall be construed as a separate identified payment for purposes of Section 409A; and (b) to the extent that any reimbursements or in-kind benefits under this Agreement are subject to Section 409A, (i) any such reimbursements or in-kind payments shall be paid or provided no later than December 31 of the calendar year following the calendar year in which the expense was incurred; (ii) the amount of expenses reimbursed or in-kind payments made in one year shall not affect the amount eligible for reimbursement or payment in any subsequent year; and (iii) the Director’s right to reimbursement or in-kind payments under this Agreement will not be subject to liquidation or exchange for another benefit.
17.
NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (iii) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed or (iv) sent by email, with receipt of oral confirmation that such transmission has been received:
(a)
If to Director, at such address as first set forth above or if by email to [email address redacted].

(b)
If to the Company, to:[email address redacted]

or to any other address as may have been furnished to Director by the Company.

I thank you for accepting this appointment. We all look forward to working with you.

Very truly yours,

TALIS BIOMEDICAL CORPORATION

By: /s/ Robert Kelley

Name and Title: Robert Kelley, Chief Executive Officer

I hereby agree to act as an independent director of Talis Biomedical Corporation upon the terms and conditions contained above.

/s/ John T. Young, Jr.

John T. Young, Jr.

Date: August 2, 2024